Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway

34TH FLOOR

NEW YORK, NY 10018

JOSEPH P. BRANDON
PRESIDENT AND	212-508-8118
CHIEF EXECUTIVE OFFICER	JBRANDON@ALLEGHANY.COM

March 21, 2022

Dear Colleagues,

I am pleased to share this morning’s news that Alleghany Corporation will be acquired by Berkshire Hathaway for $848.02 per share in cash, for a total transaction value of approximately $11.6 billion. I believe this is an excellent transaction for both Alleghany’s stockholders and its businesses, customers and employees. Attached is the joint press release that Berkshire and Alleghany just issued.

This is a proud moment and notable accomplishment for the entire Alleghany team — past and present — at both 1411 Broadway and at all of our operating companies. Berkshire has a demonstrated track record of acquiring high quality companies and supporting their profitable growth. I’m confident Alleghany and its businesses will benefit from Berkshire’s world-renowned reputation, support and resources. As you likely know, Berkshire is led by Warren Buffett, an iconic investor and business leader, whom I’ve known for almost 25 years.

Berkshire’s acquisition of Alleghany is a testament to the quality of our franchises, which is underpinned by the commitment, dedication and significant efforts of everyone across Alleghany. There are many important similarities between Alleghany and Berkshire, starting with our shared philosophy of managing businesses for the long term. This makes Berkshire the ideal partner for Alleghany.

We expect the transaction will close in the fourth quarter of this year. After the transaction closes, we expect Alleghany and its subsidiaries will continue to operate with the same values, philosophy and management practices that we have today.

Just like we always do, we should continue to focus on our day-to-day responsibilities, execute our business plans and provide our customers with the first-rate products and services they expect of us. I’m sure you will have questions about today’s news. We will work to provide responses to open questions and will keep you updated on further developments as they arise. In addition to customers and suppliers, this news is likely to generate interest from investors and the media. If you receive any questions from the investment community or media, it is important that you not comment and instead forward them to Dale James (djames@alleghany.com or +1-212-752-1356).

On behalf of the management team and Alleghany’s Board of Directors, I thank all of you for your substantial contributions to Alleghany. I look forward to working with you to build on what has been accomplished in Alleghany’s first 92 years and writing Alleghany’s next chapter together as part of Berkshire Hathaway.

Best,

Joe Brandon